As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-249215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-249215

UNDER THE SECURITIES ACT OF 1933

CoreSite Realty Corporation
(Exact name of Registrant as specified in its charter)

Maryland	27-1925611
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1001 17th Street, Suite 500

Denver, CO 80202

(866) 777-2673
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive  Offices)

Edmund DiSanto, Esq.
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
c/o American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116
(617) 375-7500

(Name, address and telephone number of agent for service)

Copies to:

Benet J. O’Reilly	Adam O. Emmerich
Kimberly R. Spoerri	Zachary S. Podolsky
Michael Saliba	Wachtell, Lipton, Rosen & Katz
Cleary Gottlieb Steen & Hamilton LLP	51 West 52nd Street
One Liberty Plaza	New York, New York 10019
New York, New York 10006	(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-3ASR (File No. 333-249215) (the “Registration Statement”) of CoreSite Realty Corporation (the “Company”) filed with the Securities and Exchange Commission on October 1, 2020, registering an indeterminate aggregate initial offering price or number of debt securities of the Company, shares of common stock of the Company, par value $0.01 per share, shares of preferred stock of the Company, par value $0.01 per share, shares of preferred stock represented by depository shares, and warrants, rights and units of the Company.

On December 28, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of November 14, 2021 (the “Merger Agreement”), by and among the Company, CoreSite, L.P., a Delaware limited partnership and subsidiary of the Company (the “Partnership”), Appleseed Merger Sub LLC, a Maryland limited liability company (“Purchaser”) and a wholly owned subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), American Tower Investments LLC, a California limited liability company and wholly owned subsidiary of American Tower (as defined below) (“Parent”), Holdco, a wholly owned subsidiary of Parent, Appleseed OP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdco (“OP Merger Sub” and, together with Parent, Holdco and Purchaser, the “Parent Parties”) and, solely for the purposes of certain provisions specified therein, American Tower Corporation, a Delaware corporation (“American Tower”), (i) Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdco (the “Company Merger”); (ii) substantially concurrently with the Company Merger but preceding the Holdco Merger, OP Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving limited partnership (the “Partnership Merger”); and (iii) following the Company Merger and the Partnership Merger, the Company merged with and into Holdco, with Holdco continuing as the surviving limited liability company (the “Holdco Merger,” and together with the Company Merger and the Partnership Merger, the “Mergers”).

As a result of the Mergers, by filing this post-effective amendment, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on December 28, 2021.

CoreSite Realty Corporation

By:	/s/Rodney M. Smith
Name: Rodney M. Smith
Title: Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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